Exhibit 99.1
Investor Contact:
John Mills
Managing Partner
ICR 646-277-1254

Limoneira Company Announces Third Quarter Fiscal Year 2021 Financial Results

Achieves Strong Fresh Lemon Utilization in the Third Quarter Fiscal Year 2021; Implementing Digital Transformation Plan Expected to Increase Yields and Operational Efficiencies While Reducing Water Usage

Operating Income Increased 86% in the Third Quarter Fiscal 2021 Compared to Prior Year

Company Closed Sales of 92 Harvest at Limoneira Lots During Third Quarter Fiscal 2021

Company Expects Stronger One World of Citrus Growth Next Fiscal Year

SANTA PAULA, Calif.-- (BUSINESS WIRE) – September 8, 2021 -- Limoneira Company (the “Company” or “Limoneira”) (Nasdaq: LMNR), a diversified citrus growing, packing, selling and marketing company with related agribusiness activities and real estate development operations, today reported financial results for the third fiscal quarter ended July 31, 2021.

Management Comments

Harold Edwards, President and Chief Executive Officer of the Company, stated, “Lemon pricing and fresh utilization was strong for the third quarter and we are well positioned for solid lemon growth in fiscal year 2022. Our results were partially offset by the reduced sizing of our avocado fruit due to lack of rainfall. Driven primarily by fresh lemon utilization, we increased operating income by 86% during the third quarter even with the widely publicized global logistical delays that are affecting the entire agriculture industry and reduced exports to Asia due to COVID-19. We do believe these logistical challenges will improve in fiscal year 2022 and with the expectation of reduced exports we are very confident in domestic pricing improvements in fiscal year 2022.”

Mr. Edwards continued, “We are implementing a digital information system we call our “Farm to Table via Tablet” initiative. This innovative program will monitor daily tree health and fruit growth along with tying together the entire distribution chain from tree to customer. This real time information system will combine the entire One World of Fresh Citrus™ worldwide team together on one accessible platform to raise yields and quality while increasing the efficiencies of farming, harvest, packing and sales. Lastly, our real estate development project, Harvest at Limoneira, continues to perform very well and has now closed 556 lots since inception, including 92 new lot closings in the third quarter of fiscal year 2021. We are confident in the timing of the expected $80 million of cash distributions from Harvest at Limoneira over the next six years beginning in fiscal year 2022. In addition, we believe there is potential upside to our stated cash distributions due to increased number of sellable lots entitled in Harvest at Limoneira as well as the potential opportunity of the recently announced medical campus in our East Area 2 development.”

Fiscal Year 2021 Third Quarter Results

For the third quarter of fiscal year 2021, total net revenue was $49.1 million, compared to total net revenue of $53.6 million in the third quarter of the previous fiscal year. Agribusiness revenue was $48.0 million, compared to $52.4 million in the third quarter of last fiscal year. Other operations revenue was flat compared to the prior year at $1.2 million for the third quarter of fiscal year 2021.

Agribusiness revenue for the third quarter of fiscal year 2021 includes $24.4 million in fresh lemon sales, compared to $35.4 million of fresh lemon sales during the same period of fiscal year 2020. Approximately 1,144,000 cartons of fresh lemons were sold in aggregate during the third quarter of fiscal year 2021 at a $21.34 average price per carton compared to approximately 1,979,000 cartons sold at a $17.91 average price per carton during the third quarter of fiscal year 2020. Additionally, the Company had a total of $1.2 million in sales on 471,000 40-pound carton equivalents of lemons, in Chile and Argentina during the third quarter of fiscal year 2021. The decreased volume of fresh lemons partially relates to the timing of harvesting and logistical delays affecting our industry. As expected, fresh lemon pricing and utilization were strong in the third quarter of fiscal year 2021; however, supply constraints due to delayed harvests in Chile and Argentina along with congested ports throughout the world have temporarily delayed shipments of many agriculture products, including lemons, into the fourth fiscal quarter.

The Company recognized $4.1 million of avocado revenue in the third quarter of fiscal year 2021, compared to $6.1 million in the same period last fiscal year. Approximately 3.5 million pounds of avocados were sold in aggregate during the third quarter of fiscal year 2021 at a $1.16 average price per pound compared to approximately 6.1 million pounds sold at a $1.00 average price per pound during the third quarter of fiscal year 2020. The reduction in avocado revenue compared to the prior year is due to the highly publicized lack of rainfall throughout California and the West Coast, which reduced the overall size of the actual avocado fruit pieces and resulted in reduced pounds sold.

The Company recognized $2.0 million of orange revenue in the third quarter of fiscal year 2021, compared to $2.2 million in the same period of fiscal year 2020, primarily attributable to lower prices partially offset by increased volume of oranges sold. Approximately 259,000 cartons of oranges were sold during the third quarter of fiscal year 2021 at a $7.65 average price per carton, compared to approximately 184,000 cartons sold at a $12.13 average price per carton during the third quarter of fiscal year 2020. Specialty citrus and other crop revenues increased slightly compared to the prior year at $1.1 million for the third quarter of fiscal year 2021, compared to $0.8 million in the same period of fiscal year 2020.

Total costs and expenses for the third quarter of fiscal year 2021 decreased to $45.8 million, compared to $51.7 million in the third quarter of last fiscal year.

Despite the temporary challenges to the Company’s supply chain, operating income for the third quarter of fiscal year 2021 increased by 86% to $3.4 million, compared to operating income of $1.8 million in the third quarter of the previous fiscal year.

Net income attributable to common stock, after preferred dividends, for the third quarter of fiscal year 2021 was $3.6 million, compared to $2.2 million in the third quarter of fiscal year 2020. Net income per diluted share for the third quarter of fiscal year 2021 was $0.20 compared to $0.12 for the same period of fiscal year 2020.

Adjusted net income was $3.7 million or $0.20 per diluted share, compared to the third quarter of fiscal year 2020 of $2.4 million or $0.13 per diluted share. A reconciliation of adjusted net income (loss) to net income (loss) attributable to Limoneira Company is provided at the end of this release.

Adjusted EBITDA was $7.8 million in the third quarter of fiscal year 2021, compared to $6.0 million in the same period of fiscal year 2020. A reconciliation of adjusted EBITDA to net income (loss) attributable to Limoneira Company is provided at the end of this release.

Fiscal Year 2021 First Nine Months Results

For the nine months ended July 31, 2021, revenue was $132.5 million, compared to $134.8 million in the same period last fiscal year. The Company recognized $2.6 million of lemon and orange sales in Chile by PDA and San

Pablo and $3.3 million of lemon sales in Argentina by Trapani Fresh in the nine months ended July 31, 2021. Operating income for the first nine months of fiscal year 2021 was $118,000, compared to an operating loss of $9.5 million in the same period of last fiscal year. Net income attributable to common stock, after preferred dividends, was $1.1 million for the first nine months of fiscal year 2021, compared to a net loss attributable to common stock of $9.4 million in the same period of last fiscal year. Net income per diluted share for the first nine months of fiscal year 2021 was $0.06, compared to a net loss per diluted share of $0.54 in the same period of fiscal year 2020.

For the first nine months of fiscal year 2021, adjusted net income attributable to common stock was $1.0 million compared to adjusted net loss attributable to common stock of $4.2 million for the same period in fiscal year 2020. In the first nine months of 2021, adjusted net income per diluted share was $0.06 compared to adjusted net loss per diluted share of $0.24 for the same period in fiscal year 2020, based on approximately 17.4 million and 17.6 million, respectively, weighted average diluted common shares outstanding.

Balance Sheet and Liquidity

During the nine months ended July 31, 2021, net cash provided by operating activities was $16.8 million, compared to net cash used in operating activities of $11.4 million in the same period of the prior fiscal year. For the nine months ended July 31, 2021, net cash used in investing activities was $8.7 million, compared to net cash provided by investing activities of $0.3 million in the same period of the prior fiscal year. Net cash used in financing activities was $7.8 million for the nine months ended July 31, 2021, compared to net cash provided by financing activities of $11.5 million in the same period of last fiscal year.

Long-term debt as of July 31, 2021 was $120.9 million, compared to $122.6 million at the end of fiscal year 2020.

In December 2020, the Company received $5.0 million of federal income tax refunds related to the Coronavirus Aid, Relief, and Economic Security Act and received an additional $0.9 million of California state refunds in the third quarter of fiscal year 2021.

Real Estate Development and Property Sales

The Company’s joint venture with The Lewis Group of Companies (“Lewis”) for the residential development of its East Area I real estate development project, named Harvest at Limoneira, will have approximately 1,500 total residential units built and sold over the life of the project. Through July 31, 2021, the joint venture has closed the sales of residential lots representing 556 residential units, including 202 for the first nine months of fiscal year 2021.

In the first quarter of fiscal year 2020, the Company entered into an agreement to sell its Sevilla property for $2.7 million, which is expected to close in calendar year 2021. After transaction and other costs, the Company expects to receive proceeds of approximately $2.6 million and recognize an immaterial gain upon closing. On July 31, 2021, the $2.5 million carrying value of the property was classified as held for sale and included in prepaid expenses and other current assets.

COVID-19

The global spread of the novel coronavirus (COVID-19) in the past year has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial markets. The impact of this pandemic has created significant uncertainty in the global economy and has affected Limoneira’s business, employees, suppliers, and customers. The COVID-19 pandemic has had an adverse impact on the industries and markets in which the Company conducts business. In particular, the United States lemon market has seen a significant decline in volume, with lemon demand falling since widespread shelter in place orders were issued in mid-March 2020, resulting in a significant market oversupply. The export market for fresh product has also significantly declined due to COVID-19 impacts.

The decline in demand for Limoneira’s products beginning the second quarter of fiscal year 2020, which the Company believes was a result of the COVID-19 pandemic, negatively impacted sales and profitability for the second, third and fourth quarters of fiscal year 2020 and in the first nine months of fiscal year 2021. Limoneira’s retail food and club grocery business has performed significantly better than expectations during this period and fared better than its foodservice business, which has suffered from closures of full-service restaurants, quick service restaurants and bar business due to the COVID-19 pandemic. In an effort to offset the declines from foodservice, the Company pivoted heavily toward retail food and club grocery and picked up additional accounts during the fiscal year ended October 31, 2020. While the duration of these trends and the magnitude of such impacts cannot be estimated at this time, as they are affected by a number of factors outside management’s control, the Company is strengthening its position as its foodservice business begins to come back.

Limoneira is continuing to closely monitor the impact of the COVID-19 pandemic and is taking actions to ensure its ability to safeguard the health of its employees, maintain the ability to serve customers and manage its financial performance and liquidity.

Guidance

The COVID-19 pandemic continues to affect the Company’s food service business and industry logistics on a global basis. The Company believes it is prudent to not provide lemon guidance at this time. The Company believes it will experience improving results next year compared to this year due to its stronger position in grocery. As food service and export markets recover, the Company expects lemon prices to increase in fiscal year 2022 compared to fiscal year 2021.

The Company expects to receive $80 million from Harvest at Limoneira during the next six fiscal years, beginning in fiscal year 2022.

Current Harvest at Limoneira Cash Flow Projections

Fiscal Year	2021	2022	2023	2024	2025	2026
Projected Distributions	Neutral	$3 Million	$15 Million	$27 Million	$25 Million	$10 Million

Looking beyond fiscal year 2021, the Company has an additional 1,200 acres of non-bearing lemons estimated to become full bearing over the next four years, which will enable the Company to achieve strong organic growth for many years to come. The Company expects 200 of the 1,200 acres to become full bearing in fiscal year 2021. Beyond these 1,200 acres, Limoneira intends to plant an additional 250 acres of lemons in the next two years that it believes will further build its long-term pipeline of productive acreage. The Company anticipates this additional acreage will increase its domestic supply of Limoneira-owned lemons from its 2020 level by approximately 50%, or by about 900 thousand to 1.3 million additional fresh cartons, as the non-bearing and planned acreage becomes productive. The Company also expects to have a steady increase in third-party grower fruit. The foregoing describes organic growth and does not include potential acquisition opportunities for the Company in its highly fragmented industry.

Conference Call Information

The Company will host a conference call to discuss its financial results today at 1:30 pm Pacific Time (4:30 pm Eastern Time). Investors interested in participating in the live call can dial (877) 705-6003 from the U.S. International callers can dial (201) 493-6725. A telephone replay will be available approximately two hours after the call concludes and will be available through Wednesday, September 22, 2021, by dialing (844) 512-2921 from the U.S., or (412) 317-6671 from international locations; the passcode is 13722446.

About Limoneira Company
Limoneira Company, a 128-year-old international agribusiness headquartered in Santa Paula, California, has grown to become one of the premier integrated agribusinesses in the world. Limoneira (lē moñ âra) is a dedicated sustainability company with 15,400 acres of rich agricultural lands, real estate properties, and water rights in California, Arizona, Chile and Argentina. The Company is a leading producer of lemons, avocados, oranges, specialty citrus and other crops that are enjoyed throughout the world. For more about Limoneira Company, visit www.limoneira.com.

Investors
John Mills
Managing Partner
ICR 646-277-1254

Forward-Looking Statements

This press release contains forward-looking statements, including guidance for fiscal years 2021 and beyond, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Limoneira’s current expectations about future events and can be identified by terms such as “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “strive to,” and similar expressions referring to future periods.

Limoneira believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Limoneira cautions you against relying on any of these forward-looking statements. Factors that may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: additional impacts from the current COVID-19 pandemic, changes in laws, regulations, rules, quotas, tariffs and import laws; weather conditions that affect production, transportation, storage, import and export of fresh product; increased pressure from crop disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest and currency exchange rates; availability of financing for land development activities; political changes and economic crises; international conflict; acts of terrorism; labor disruptions, strikes or work stoppages; loss of important intellectual property rights; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Limoneira’s SEC filings that are available on the SEC’s website at http://www.sec.gov. Limoneira undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

LIMONEIRA COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
($ in thousands, except share amounts)

	July 31, 2021	October 31, 2020
Assets
Current assets:
Cash	$775	$501
Accounts receivable, net	16,427	16,261
Cultural costs	5,426	6,865
Prepaid expenses and other current assets	10,219	10,688
Receivables/other from related parties	4,687	2,294
Income taxes receivable	—	5,911
Total current assets	37,534	42,520

Property, plant and equipment, net	244,900	242,649
Real estate development	22,251	21,636
Equity in investments	63,446	61,214
Goodwill	1,539	1,535
Intangible assets, net	8,680	11,309
Other assets	9,920	8,737
Total assets	$388,270	$389,600

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$8,336	$5,838
Growers payable	10,328	8,126
Accrued liabilities	5,639	7,947
Payables to related parties	7,101	6,273
Current portion of long-term debt	2,236	3,277
Total current liabilities	33,640	31,461
Long-term liabilities:
Long-term debt, less current portion	120,935	122,571
Deferred income taxes	23,526	22,430
Other long-term liabilities	6,374	6,568
Total liabilities	184,475	183,030
Commitments and contingencies	—	—

Series B Convertible Preferred Stock – $100.00 par value (50,000 shares authorized: 14,790 shares issued and outstanding at July 31, 2021 and October 31, 2020) (8.75% coupon rate)	1,479	1,479
Series B-2 Convertible Preferred Stock – $100.00 par value (10,000 shares authorized: 9,300 shares issued and outstanding at July 31, 2021 and October 31, 2020) (4% dividend rate on liquidation value of $1,000 per share)	9,331	9,331

Stockholders' Equity:
Series A Junior Participating Preferred Stock – $0.01 par value (20,000 shares authorized: zero issued or outstanding at July 31, 2021 and October 31, 2020)	—	—
Common Stock – 0.01 par value (39,000,000 shares authorized: 17,936,377 and 17,857,707 shares issued and 17,685,400 and 17,606,730 shares outstanding at July 31, 2021 and October 31, 2020, respectively)	179	179
Additional paid-in capital	163,460	162,084
Retained earnings	27,874	30,797
Accumulated other comprehensive loss	(6,815)	(7,548)
Treasury stock, at cost, 250,977 shares at July 31, 2021 and October 31, 2020	(3,493)	(3,493)
Noncontrolling interest	11,780	13,741
Total equity	192,985	195,760
Total liabilities and stockholders' equity	$388,270	$389,600

LIMONEIRA COMPANY
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
($ in thousands, except share amounts)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2021	2020	2021	2020
Net revenues:
Agribusiness	$47,954	$52,387	$129,080	$131,309
Other operations	1,171	1,172	3,452	3,477
Total net revenues	49,125	53,559	132,532	134,786
Costs and expenses:
Agribusiness	40,691	46,826	114,071	125,318
Other operations	1,017	1,010	3,189	3,396
Selling, general and administrative	4,043	3,909	15,154	15,557
Total costs and expenses	45,751	51,745	132,414	144,271
Operating income (loss)	3,374	1,814	118	(9,485)
Other income (expense):
Interest income	211	—	279	—
Interest expense, net of patronage dividends	(574)	(92)	(1,062)	(1,089)
Equity in earnings of investments, net	1,462	832	2,471	341
Loss on stock in Calavo Growers, Inc.	—	—	—	(6,299)
Other income, net	32	11	83	246
Total other income (expense)	1,131	751	1,771	(6,801)

Income (loss) before income tax (provision) benefit	4,505	2,565	1,889	(16,286)
Income tax (provision) benefit	(1,335)	(765)	(1,122)	5,876
Net income (loss)	3,170	1,800	767	(10,410)
Net loss attributable to noncontrolling interest	535	509	663	1,409
Net income (loss) attributable to Limoneira Company	3,705	2,309	1,430	(9,001)
Preferred dividends	(125)	(125)	(376)	(376)
Net income (loss) attributable to common stock	$3,580	$2,184	$1,054	$(9,377)

Basic net income (loss) per common share	$0.20	$0.12	$0.06	$(0.54)

Diluted net income (loss) per common share	$0.20	$0.12	$0.06	$(0.54)

Weighted-average common shares outstanding-basic	17,461,000	17,623,000	17,439,000	17,607,000
Weighted-average common shares outstanding-diluted	18,243,000	18,497,000	17,439,000	17,607,000

Non-GAAP Financial Measures

Due to significant depreciable assets associated with the nature of the Company's operations and interest costs associated with its capital structure, management believes that earnings before interest, income taxes, depreciation and amortization ("EBITDA") and adjusted EBITDA, which excludes gain or loss on stock in Calavo and sale and disposal of property assets when applicable, is an important measure to evaluate the Company’s results of operations between periods on a more comparable basis. In addition, we have presented adjusted net income (loss) attributable to Limoneira Company and adjusted net income (loss) per common share attributable to Limoneira Company to reflect the exclusion of gain or loss on stock in Calavo and sale and disposal of property assets when applicable. Adjusted EBITDA, adjusted net income (loss) attributable to Limoneira Company and adjusted net income (loss) per common share attributable to Limoneira Company in previous periods also excluded LLCB earnings in equity investment which is no longer excluded due to management’s anticipation of future cash distributions related to the investment in LLCB. Adjusted EBITDA, adjusted net income (loss) attributable to Limoneira Company and adjusted net income (loss) per common share attributable to Limoneira Company for prior periods have been restated to conform to the current presentation. Such measurements are not prepared in accordance with U.S. generally accepted accounting principles ("GAAP") and should not be construed as an alternative to reported results determined in accordance with GAAP. The non-GAAP information provided is unique to the Company and may not be consistent with methodologies used by other companies. The Company has not provided a reconciliation of forward-looking non-GAAP measures, primarily due to variability and difficulty in making accurate forecasts and projections, as not all of the information necessary for a quantitative reconciliation is available to the Company without unreasonable efforts.

EBITDA and adjusted EBITDA are summarized and reconciled to net income (loss) attributable to Limoneira Company, which management considers to be the most directly comparable financial measure calculated and presented in accordance with GAAP as follows (in thousands):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2021	2020	2021	2020
Net income (loss) attributable to Limoneira Company	$3,705	$2,309	$1,430	$(9,001)
Interest income	(211)	—	(279)	—
Interest expense, net of patronage dividends	574	92	1,062	1,089
Income tax provision (benefit)	1,335	765	1,122	(5,876)
Depreciation and amortization	2,437	2,557	7,490	7,555
EBITDA	7,840	5,723	10,825	(6,233)
Loss on stock in Calavo Growers, Inc.	—	—	—	6,299
(Gain) loss on sale and disposal of property assets	(4)	255	(20)	769
Adjusted EBITDA	$7,836	$5,978	$10,805	$835

The following is a reconciliation of net income (loss) attributable to Limoneira Company to adjusted net income (loss) attributable to Limoneira Company (in thousands, except share amounts):

	Three Months Ended July 31,		Nine Months Ended July 31,
	2021	2020	2021	2020
Net income (loss) attributable to Limoneira Company	$3,705	$2,309	$1,430	$(9,001)
Preferred dividends and effect of unvested, restricted stock	(140)	(142)	(426)	(426)
Net income (loss) for basic EPS	3,565	2,167	1,004	(9,427)
Loss on stock in Calavo Growers, Inc.	—	—	—	6,299
(Gain) loss on sale and disposal of property assets	(4)	255	(20)	769
Tax effect of adjustments at federal and state rates	1	(67)	5	(1,863)
Adjusted net income (loss) for basic EPS	$3,562	$2,355	$989	$(4,222)

Adjusted net income (loss) for diluted EPS	$3,702	$2,355	$989	$(4,222)

Actual:
Basic net income (loss) per common share	$0.20	$0.12	$0.06	$(0.54)
Diluted net income (loss) per common share	$0.20	$0.12	$0.06	$(0.54)

Weighted-average common shares outstanding-basic	17,461,000	17,623,000	17,439,000	17,607,000
Weighted-average common shares outstanding-diluted	18,243,000	18,497,000	17,439,000	17,607,000
Adjusted:
Basic net income (loss) per common share	$0.20	$0.13	$0.06	$(0.24)
Diluted net income (loss) per common share	$0.20	$0.13	$0.06	$(0.24)

Weighted-average common shares outstanding-basic	17,461,000	17,623,000	17,439,000	17,607,000
Weighted-average common shares outstanding-diluted	18,243,000	18,497,000	17,439,000	17,607,000

Supplemental Information
(in thousands, except acres and average price amounts):

	Agribusiness Segment Information for the Three Months Ended July 31, 2021
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$36,295	$4,540	$—	$4,073	$3,046	$47,954
Intersegment revenue	—	7,192	(7,192)	—	—	—
Total net revenues	36,295	11,732	(7,192)	4,073	3,046	47,954
Costs and expenses	31,846	9,279	(7,192)	2,708	1,956	38,597
Depreciation and amortization	—	—	—	—	—	2,094
Operating income (loss)	$4,449	$2,453	$—	$1,365	$1,090	$7,263

	Agribusiness Segment Information for the Three Months Ended July 31, 2020
	Fresh Lemons	Lemon Packing	Eliminations	Avocados	Other Agribusiness	Total Agribusiness
Revenues from external customers	$39,459	$3,775	$—	$6,133	$3,020	$52,387
Intersegment revenue	—	16,330	(16,330)	—	—	—
Total net revenues	39,459	20,105	(16,330)	6,133	3,020	52,387
Costs and expenses	39,694	15,988	(16,330)	2,537	2,666	44,555
Depreciation and amortization	—	—	—	—	—	2,271
Operating (loss) income	$(235)	$4,117	$—	$3,596	$354	$5,561

Lemons	Q3 2021	Q3 2020	Lemon Packing	Q3 2021	Q3 2020
United States:			Cartons sold	1,144	1,979
Acres harvested	3,600	4,100	Revenue	$11,732	$20,105
Limoneira cartons sold	490	710	Direct Costs	9,279	15,988
Third-party grower cartons sold	654	1,269	Operating income	$2,453	$4,117
Average price per carton	$21.34	$17.91
Chile:			Avocados	Q3 2021	Q3 2020
Lemon revenue	$500	$500
40-pound carton equivalents	132	218	Pounds sold	3,513	6,138
Argentina:			Average price per pound	$1.16	$1.00
Lemon revenue	$700	$9,600
40-pound carton equivalents	339	559	Other Agribusiness	Q3 2021	Q3 2020

Lemon shipping and handling	$4,500	$3,800	Orange cartons sold	259	184
Lemon by-product sales	$600	$1,100	Average price per carton	$7.65	$12.13
Other lemon sales	$10,000	$2,900	Specialty citrus cartons sold	45	72
			Average price per carton	$14.04	$10.94

Agribusiness costs and expenses	Q3 2021	Q3 2020
Packing costs	$9,864	$16,993
Harvest costs	3,383	6,698
Growing costs	7,522	6,237
Third-party grower costs	17,828	14,627
Depreciation and amortization	2,094	2,271
Agribusiness costs and expenses	$40,691	$46,826